UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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TALK AMERICA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
---------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TALK AMERICA HOLDINGS, INC.
6805 Route 202
New Hope, Pennsylvania 18938
(215) 862-1500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 28, 2005

To the Stockholders of
Talk America Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Talk America Holdings, Inc., a Delaware corporation (the “Company”), will be held on July 25, 2005, at 3:00 p.m., Eastern Time, at The Inn at Lambertville Station, 11 Bridge St., Lambertville, New Jersey 08530 for the following purposes:

    (1)      To consider and vote upon a proposal to elect two directors, each for a term of three years and until his successor has been elected and qualified;

(2)     To consider and vote upon a proposal to ratify and approve the appointment of PricewaterhouseCoopers LLP as the independent certified public accountants for the Company for 2005;

(3)     To consider and vote upon a proposal to ratify and approve the 2005 Incentive Plan; and

(4)      To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on June 28, 2005 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

The Board of Directors hopes that you will be able to attend the Annual Meeting. Whether or not you are able to be present in person at the Annual Meeting, we urge you to sign and date the enclosed proxy and return it at your earliest convenience in the enclosed envelope. If you attend the Annual Meeting, you may revoke the proxy and vote in person if you desire. Please read the enclosed proxy statement, which contains information relevant to the actions to be taken at the Annual Meeting.

                By Order of the Board of Directors,
                                                                                 /s/ Aloysius T. Lawn, IV
                Aloysius T. Lawn, IV, Secretary
New Hope, Pennsylvania
June 28, 2005

TALK AMERICA HOLDINGS, INC.
6805 Route 202
New Hope, Pennsylvania 18938
(215) 862-1500

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board”) of Talk America Holdings, Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 6805 Route 202, New Hope, Pennsylvania 18938, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on July 25, 2005 (the “Annual Meeting”), or at any adjournment or adjournments thereof. The Annual Meeting will be held at The Inn at Lambertville Station, 11 Bridge St., Lambertville, New Jersey 08530 at 3:00 p.m., Eastern Time. The Company will bear the expenses of soliciting your proxy. This proxy statement and the accompanying form of proxy are first being released for mailing to stockholders on or about June 30, 2005.

We urge you to date, sign and mail your proxy promptly to make certain that your shares will be voted at the Annual Meeting. Proxies in the enclosed form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions, if any, indicated on the proxy card. If no instruction is given, the proxy will be voted in favor of the nominees for election as directors specified under “PROPOSAL 1: ELECTION OF DIRECTORS”; in favor of the ratification and approval of the selection of auditors as described in “PROPOSAL 2: RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS”; and in favor of the ratification and approval of the adoption of the 2005 Incentive Plan as described in "PROPOSAL 3: APPROVAL OF THE 2005 INCENTIVE PLAN.” Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Corporate Secretary of the Company prior to the Annual Meeting, or by voting in person at the Annual Meeting.

The solicitation of the accompanying proxy is made on behalf of the Board and may be made by mail, telephone, electronic or facsimile transmission or in person.  We have retained the services of Georgeson Shareholder to assist in the solicitation of proxies for a fee not to exceed $12,500, plus out-of-pocket expenses.  In soliciting proxies, we may also use the services of our directors, officers and employees, who will not receive any additional compensation for those services, but who will be reimbursed for their out-of-pocket expenses.

VOTING SECURITIES

Only stockholders of record at the close of business on June 28, 2005 are entitled to vote at the Annual Meeting. On June 28, 2005, there were 27,823,543 shares of Company common stock, par value $.01 per share, outstanding and entitled to vote (excluding 1,315,789 shares of common stock held in treasury). Each share of common stock is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of common stock will constitute a quorum for the transaction of business.

With respect to Proposal 1, the nominees in Class III for election as directors who receive the greatest number of votes cast at the Annual Meeting, assuming that a quorum is present, shall be elected as directors. A withheld vote on any nominee will not affect the voting results.

With respect to Proposal 2, approval will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

With respect to Proposal 3, approval will require the affirmative vote of the holders of a majority of the total votes cast at the Annual Meeting in respect of the proposal.

Brokers who hold shares in street name do not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Such broker non-votes (arising from the lack of instructions from beneficial owners) will not affect the outcome of the vote on Proposal 1, Proposal 2 or Proposal 3.

It is anticipated that sufficient stockholders will attend the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company common stock as of June 15, 2005 (except as otherwise noted) by (i) each stockholder who is known by the Company to own beneficially more than five percent of the outstanding common stock, (ii) each of the Company's directors and nominees for director, (iii) each of the executive officers named below and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the Company believes that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned (1)	Percent of Shares Beneficially Owned

Paul Rosenberg 650 N. E. 5th Avenue Boca Raton, Fl 33432	1,919,995 (2)	6.9%
LSV Asset Management One North Wacker Drive, Suite 4000 Chicago, IL 60606	1,466,940(3)	5.3%
CCM Master Qualified Fund, Ltd., Coghill Capital Management, LLC and Clint D. Coghill One North Wacker Drive, Suite 4350 Chicago, IL 60606	2,612,117(4)	9.4%

Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich 825 Third Avenue, 8th Floor New York, NY 10022	2,600,000(5)	9.4%

Gabriel Battista	788,333	2.8%

Mark S. Fowler	122,374	*
Robert Korzeniewski	12,667(6)	*
Edward B. Meyercord, III	223,334	*
Ronald R. Thoma	44,311	*
Aloysius T. Lawn, IV	121,666	*
Jeffrey Earhart	79,768	*
Warren A. Brasselle	83,166	*
Timothy Leonard	75,999	*
David G. Zahka	76,666	*

All directors and executive officers as a group (11 persons)	1,701,617	5.8%

* Less than 1%

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the “SEC”) and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) The foregoing information is derived from the Schedule 13D/A filed by Paul Rosenberg, the Rosenberg Family Limited Partnership, PBR, Inc. and the New Millennium Charitable Foundation on February 12, 1999.

(3)  The foregoing information is derived from the Schedule 13G filed by LSV Asset Management on February 11, 2005. This Schedule indicates that, as of December 31, 2004, LSV Asset Management had beneficial ownership of 1,466,940 shares, with sole power to vote or to direct the vote for 871,940 shares and sole power to dispose or to direct the disposition of 1,466,940 shares.

(4)  The foregoing information is derived from the Schedule 13G/A filed by CCM Master Qualified Fund, Ltd., Coghill Capital Management, LLC and Clint D. Coghill on February 9, 2005. This Schedule indicates that, as of December 31, 2004, CCM Master Qualified Fund, Ltd., Coghill Capital Management, LLC and Clint D. Coghill had beneficial ownership of 2,612,117 shares, with shared voting power for 2,612,117 shares and shared dispositive power for 2,612,117 shares.

(5)  The foregoing information is derived from the Schedule 13G filed by Eton Park Fund, L.P., Eton Park Master, Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich on April 28, 2005. This Schedule indicates that, as of April 19, 2005, Eton Park Fund, L.P., Eton Park Master, Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich had beneficial ownership of 2,600,000 shares, with shared voting power for 2,600,000 shares and shared dispositive power for 2,600,000 shares.

(6) Includes shares of our common stock that could be acquired upon exercise of options exercisable within 60 days after March 10, 2005 as follows: Gabriel Battista - 768,332; Mark S. Fowler - 35,000; Edward B. Meyercord III - 216,667; Ronald R. Thoma - 25,000; Robert Korzeniewski - 11,667; Aloysius T. Lawn IV - 121,666; Jeffrey Earhart - 75,000; Warren Brasselle - 73,333; Timothy Leonard - 59,999; David G. Zahka - 70,000; Thomas Walsh - 70,000; and all directors and executive officers as a group - 1,526,664.

Compliance with Section 16(a) of the Exchange Act

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors and certain officers and persons who are the beneficial owners of more than 10 percent of our Common Stock are required to report their ownership of the Common Stock, options and certain related securities and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report any failure to file by such dates in 2004. We believe that all of the required filings have been made in a timely manner. In making this statement, we have relied on copies of the reporting forms received by us.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides that the Board shall consist of not less than one nor more than 15 persons, the exact number to be fixed and determined from time to time by resolution of the Board. The Board has acted to fix the number of directors at five. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, the Board is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the annual meeting of stockholders in 2005 (“Class III”), the annual meeting of stockholders in 2006 (“Class II”), and the annual meeting of stockholders in 2007 (“Class I”), respectively.

At the Annual Meeting, Mark Fowler and Robert Korzeniewski are nominees for election as Class III directors, for terms to expire at the annual meeting of stockholders in 2008. Messrs. Fowler and Korzeniewski will each serve until his successor has been elected and qualified. Messrs. Fowler and Korzeniewski currently serve as directors of the Company. The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominees. The nominees have consented to being named in this proxy statement and to serve if elected. The Board has no reason to believe that the nominees for election as director will not be candidates or will be unable to serve, but if either occurs it is intended that the shares represented by proxies will be voted for such substituted nominee or nominees as the Board, in its discretion, may designate.

The following sets forth certain biographical information, present occupation and business experience for the past five years for the nominees for election as directors and the continuing Class I and Class II directors.

The Board of Directors recommends a vote FOR the Class III nominees listed below.

CLASS III: NOMINEES WHOSE TERMS WILL EXPIRE IN 2005

Mark Fowler, age 63. Mr. Fowler has been one of our Directors since September 1999. From 1981 to 1987, he was the Chairman of the FCC. From 1987 to 1994, Mr. Fowler was Senior Communications Counsel at Latham & Watkins, a law firm, and of counsel from 1994 to 2000. From 2000 through 2004, Mr. Fowler founded and served as Chairman of the Board of Directors of AssureSat, Inc., a provider of telecommunications satellite backup services. Since 2002, Mr. Fowler has been self-employed and pursuing investments in various companies and real estate. From 1991 to 1994, he was the founder, Chairman and Chief Executive Officer of PowerFone Holdings Inc., a telecommunications company. From 1994 to 2000 he was a founder and chairman of UniSite, Inc., a developer of antenna sites for use by multiple wireless operators. From 1999 to December 2002, Mr. Fowler served as a director of Pac-West Telecomm, Inc., a competitive local exchange carrier. From 1999 to date, Mr. Fowler has served as a director of Beasley Broadcast Group, a radio broadcasting company.

Robert Korzeniewski, age 48. Mr. Korzeniewski has been one of our Directors since July 2003. He is currently the Executive Vice President, Corporate Development and Strategy, with VeriSign Inc., which provides infrastructure services for Internet and telecommunications networks. From 1996 to 2000, Mr. Korzeniewski served as Chief Financial Officer of Network Solutions, Inc., which was acquired by VeriSign in June 2000. From 1987 to 1996, he held a variety of senior financial positions with SAIC. Mr. Korzeniewski is a certified public accountant. He serves as a director of Kintera, Inc., a software provider for nonprofit organizations. Mr. Korzeniewski is also a director of a number of privately held companies.

CLASS II: INCUMBENT WHOSE TERM WILL EXPIRE IN 2006

Edward B. Meyercord, III, age 40. Mr. Meyercord currently serves as our Chief Executive Officer and President. From May 2001 through December 2003, Mr. Meyercord served as our President. He served as our Chief Financial Officer between August 1999 and December 2001 and Chief Operating Officer between January 2000 and May 2001. He joined us in September of 1996 as the Executive Vice President, Marketing and Corporate Development. Prior to joining us, Mr. Meyercord was a Vice President in the Global Telecommunications Corporate Finance Group at Salomon Brothers, Inc., based in New York. Prior to Salomon Brothers he worked in the corporate finance department at PaineWebber Incorporated. Mr. Meyercord has served as one of our Directors since 2001.

CLASS I: INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2007

Gabriel Battista, age 60. Mr. Battista currently serves as Chairman of our Board of Directors. From January 1999 through May 2001, Mr. Battista served as our Chairman of the Board of Directors, Chief Executive Officer and President. From May 2001 through December 2003, Mr. Battista served as our Chairman of the Board of Directors and Chief Executive Officer. From January 2004 through December 2004, Mr. Battista served as Executive Chairman of the Board of Directors; Mr. Battista's term as an employee of the Company ended on December 31, 2004 (he continues as the non-executive Chairman of our Board and a Director). Prior to joining us in January of 1999 as a Director and Chief Executive Officer, Mr. Battista served as Chief Executive Officer of Network Solutions Inc., an Internet domain name registration company. Prior to joining Network Solutions, Mr. Battista served both as CEO and as President and Chief Operating Officer of Cable & Wireless, Inc., a telecommunication services provider. His career also included management positions at US Sprint, GTE Telenet and The General Electric Company. Mr. Battista serves as a trustee of Capitol College and as a director of a privately held company.

Ronald Thoma, age 70. Mr. Thoma is currently a business consultant, having retired in 2000 as an Executive Vice President of Crown Cork and Seal Company, Inc., a manufacturer of packaging products, where he had been employed since 1955. Mr. Thoma has served as one of our Directors since 1995.

THE BOARD OF DIRECTORS

The Board met or acted by written consent in lieu of a meeting 17 times in 2004. During the fiscal year ended December 31, 2002, each then-incumbent director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served.

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer. The text of this code of ethics is posted on our internet website, www.talkamerica.com. A copy of this code of ethics may also be obtained from us by mailing a request to: Talk America Holdings, Inc., Attn: General Counsel, 6805 Route 202, New Hope, Pennsylvania 18938. We intend to satisfy our disclosure requirements regarding any amendment to, or waiver from, a provision of this code of ethics by posting such information on our internet website, www.talkamerica.com.

Stockholders may send communications to the Board by mailing such communications to: Talk America Directors, c/o Secretary, 6805 Route 202, New Hope, Pennsylvania 18938. All stockholder communications shall be communicated to the Chairman of the Board of Directors, who may, in his/her discretion, provide the communications to the other members of the Board of Directors.

We do not have a policy with regard to our Board members' attendance at our annual meetings. In 2004, three members of the Board attended our annual meeting.

Board Committees

The Board has established the following two committees, the function and current members of which are noted below.

Audit Committee. In 2004, the Audit Committee consisted of Robert Korzeniewski, Mark S. Fowler and Ronald R. Thoma. Mr. Korzeniewski serves as Chairman of the Audit Committee. Our Board has determined that all of the members of the Audit Committee are independent, as that term is defined in the NASD listing standards. Our Board of Directors has also determined that Robert Korzeniewski is an "audit committee financial expert" as this term is defined in the rules and regulations adopted by the SEC. The Audit Committee’s primary purpose is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Without limitation of the generality of the foregoing, the Audit Committee’s primary functions are to oversee: the integrity of the Company’s financial statements and financial reporting structure; the Company’s compliance with related legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s independent auditors. In addition, the Audit Committee is directly and solely responsible for the appointment, replacement, compensation and oversight of the work of the independent auditors. The Audit Committee met eleven (11) times in 2004.

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

While management is responsible for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, the Audit Committee’s primary purpose is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2004 with the Company’s management and has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

                        THE AUDIT COMMITTEE

                        Robert Korzeniewski, Chairman
                        Mark S. Fowler
                        Ronald R. Thoma

Compensation Committee. In 2004, the Compensation Committee consisted of Mark S. Fowler and Ronald R. Thoma. The Compensation Committee is responsible for determining compensation for the Company’s executive officers and currently administers the 1998 Long Term Incentive Plan, the 2000 Long Term Incentive Plan, the 2001 Non-Officer Long Term Incentive Plan and the 2003 Long Term Incentive Plan and reviews and approves the grant of options to employees of the Company. The Compensation Committee met or took action by written consent in lieu of a meeting 22 times during 2004.

Nominating Procedures

Given the relatively small size of the Board of Directors and the existence of other committees of the Board requiring substantial attention and effort, the Board has determined not to establish a separate nominating committee. The Board has also determined that a nominating committee is not necessary in light of the nominating procedures it has adopted, which require, among other matters, that nominations are to be selected by a majority of the independent members of the Board. While the entire Board may participate in the consideration of director nominees, the selection of director nominees shall be determined solely by the directors who are "independent" as defined by NASD listing standards, by a majority vote thereof.

The Board will consider candidates for membership suggested by its members, as well as by our management and by our stockholders. The Board may also from time to time retain a third-party executive search firm to identify candidates.

A stockholder who wishes to suggest a prospective director candidate for consideration by the Board may do so by written notice to our corporate Secretary setting forth the name, address and principal occupation of the prospective candidate, the name and address of the notifying stockholder, the number of shares of our capital stock owned by the notifying stockholder(s) and, to the extent known to the notifying stockholder, the information regarding the prospective candidate that would be required to be disclosed in a proxy statement filed under the Securities Exchange Act of 1934, together in writing with whatever further supporting material the stockholder considers appropriate. Notwithstanding the foregoing, nominations by stockholders of persons at a meeting for election as a director shall continue to be subject to the terms of our Bylaws, including Section 402, as discussed below.

There shall be no difference in the manner in which a prospective nominee is considered and evaluated by the Board based on the source of the prospective nominee’s identification or suggestion (that is, by management, a member of the Board, a stockholder or any other source).

Once the Board has identified a prospective nominee, it will, by action of a majority of the "independent" directors, make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the need for additional Board members to fill vacancies or to expand the size of the Board. If it is determined that there is a need for additional Board members, the prospective nominee will be evaluated considering the following factors:

•	the candidate's ability to represent the interests of our stockholders;
•              the candidate's skill, integrity, and independence of thought and judgment;
•	the candidate's experience with businesses and other organizations of comparable size and stage of development;
•
the relationship of the candidate's experience to the experience of other members of our Board and whether the candidate adds to the range of talent, skill and expertise possessed by the existing members of our Board;

•	the candidate's ability to dedicate sufficient time, energy and attention to the diligent performance of a director's duties, including the candidate's service on other boards of directors; and
•
such other relevant factors as deemed appropriate, including the current composition of the Board, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees.

As part of the evaluation, the prospective nominee will be interviewed by one or more of the Board members, including at least one of the "independent" members, and others as appropriate, either in person or by telephone. After completing this evaluation and interview, the Board will then determine, by the vote of a majority of the "independent" directors, whether to elect the candidate to the Board in the case where stockholder approval is not required, or to nominate the candidate for election by our stockholders.

In addition to the procedures described above, a stockholder may nominate a person for election as a director at a meeting of stockholders called for the election of directors, provided that the stockholder complies with Section 402 of our Bylaws. This section requires that a notice relating to the nomination of directors must be timely given in writing to the Chairman of our Board prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 14 days nor more than 50 days prior to any such meeting of stockholders called for the election of directors. Notice to us from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee’s written consent and contain, to the extent known to the notifying stockholder, the name, address and principal occupation of each proposed nominee, the total number of shares of our capital stock that will be voted for each of the proposed nominees, the name and address of the notifying stockholder, the number of shares of our capital stock owned by each notifying stockholder and the information regarding the proposed nominee that would be required to be disclosed in a proxy statement filed under the Securities Exchange Act of 1934. Stockholder nominations not made in accordance with this procedure may be disregarded by the Chairman, who may instruct that all votes cast for each such nominee be disregarded.

Compensation of Directors

We currently pay non-employee directors an annual retainer of $20,000. We also pay the Chairman of the Audit Committee an additional annual retainer of $5,000. On December 22, 2004, the Board approved grants of options to each of Messrs. Fowler, Thoma and Korzeniewski, who are non-employee directors, to purchase 15,000 shares of Common Stock under the 1998 Long Term Incentive Plan at the market value on the date of grant. Non-employee directors are also reimbursed for reasonable expenses incurred in connection with attendance at Board meetings or meetings of committees thereof.

Effective as of January 1, 2005, Mr. Gabriel Battista, whose term as the Executive Chairman of our Board of Directors and an employee (he continues as the non-executive Chairman of our Board and a director) ended on December 31, 2004, entered into a one-year consulting agreement with us, under which consulting agreement Mr. Battista will provide consulting services to us in exchange for monthly compensation of $25,000.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth information for the fiscal years ended December 31, 2004, 2003 and 2002 as to the compensation for services rendered paid by us to our Executive Chairman of the Board, to our Chief Executive Officer and to the five other most highly compensated executive officers whose annual salary and bonus exceeded $100,000.

Summary Compensation Table

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary (1)	Bonus (1)	Securities Underlying Options/SARS

Gabriel Battista, Executive Chairman of	2004	$500,000	$1,000,000	--
the Board of Directors	2003	$500,000	$645,000	250,000(2)
	2002	$500,000	$535,000	--

Edward B. Meyercord, III, Chief	2004	$500,000	$310,000	--
Executive Officer, President and Director	2003	$350,000	$452,500	300,000(3)(4)
	2002	$350,000	$381,500	--

Aloysius T. Lawn, IV, Executive Vice	2004	$275,000	$139,900	--
President - General Counsel and	2003	$275,000	$287,800	60,000(3)
Secretary	2002	$275,000	$245,400	--

Warren A. Brasselle, Executive Vice	2004	$250,000	$127,500	--
President - Network Operations	2003	$250,000	$265,500	60,000(3)
	2002	$250,000	$233,500	8,333(5)

Timothy Leonard, Chief Information	2004	$250,000	$127,500	--
Officer	2003	$250,000	$265,500	60,000(3)
	2002	$224,039	$217,500	25,000(6)

Jeffrey Earhart, Executive Vice	2004	$250,000	$124,000	--
President - Customer Operations	2003	$230,000	$312,000	60,000(3)
	2002	$230,000	$333,000	--

David G. Zahka, Chief Financial Officer	2004	$250,000	$124,000	--
	2003	$250,000	$264,500	60,000(3)
	2002	$250,000	$233,500	--

(1)     The costs of certain benefits not properly categorized as salary or benefits are not included because they did not exceed, in the case of any executive officer named in the table, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table.

(2)     Options to purchase shares of our common stock. Mr. Battista was granted options under our 2003 Long Term Incentive Plan to purchase 250,000 shares of our common stock at an exercise price of $10.49 per share that vest in one year.

(3)     Options to purchase shares of our common stock. Messrs. Meyercord, Lawn, Earhart, Brasselle, Zahka and Leonard were granted options under our 2003 Long Term Incentive Plan to purchase 200,000, 60,000, 60,000, 60,000, 60,000 and 60,000 shares, respectively, of our common stock at an exercise price of $10.49 per share that vest over three years.

(4)     Options to purchase shares of our common stock. Mr. Meyercord was granted options under our 1998 Long Term Incentive Plan to purchase 50,000 shares of our common stock at an exercise price of $10.49 per share that vest over three years. Mr. Meyercord was also granted options under our 2000 Long Term Incentive Plan to purchase 50,000 shares of our common stock at an exercise price of $10.49 per share that vest over three years.

(5)     Options to purchase shares of our common stock. Mr. Brasselle was granted options under our 1998 Long Term Incentive Plan to purchase 8,333 shares of our common stock at an exercise price of $1.53 per share that vest over three years.

(6)    Options to purchase shares of our common stock. In 2002, prior to Mr. Leonard becoming one of our executive officers, Mr. Leonard was granted options under our 2001 Non-Officer Long Term Incentive Plan to purchase 25,000 shares of our common stock at an exercise price of $1.53 per share that vest over three years.

STOCK OPTION GRANTS

During 2004, there were no grants of stock options to the executive officers named in the Summary Compensation Table, above. The following table sets forth certain information as to aggregated option/SAR exercises in our fiscal year ended December 31, 2004 and option/SAR values as of December 31, 2004 for each of the executive officers named in the Summary Compensation Table, above.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs ----------------------------- Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs (1) ----------------------------- Exercisable/Unexercisable
Gabriel Battista	0	0	883,332/83,333	$2,242,083.92/$51,666.46
Edward B. Meyercord, III	0	0	316,667/249,999	$763,500.00/$31,000.00
Aloysius T. Lawn, IV	0	0	148,332/85,833	$356,300.00/$28,416.46
Warren A. Brasselle	0	0	110,556/42,777	$319,540.02/$14,134.93
Timothy Leonard	0	0	101,666/48,333	$319,365.74/$42,414.97
Jeffrey Earhart	0	0	105,000/71,000	$305,400.00/$19,220.00
David G. Zahka	0	0	120,000/40,000	$542,000.00/$0.00

(1)     Calculated as the difference between the exercise/base-price of the options/SARs and a year-end fair market value of the underlying securities equal to $6.62.

EMPLOYMENT CONTRACTS

Edward B. Meyercord, III entered into a three-year employment agreement to serve as our Chief Executive Officer and President effective as of January 1, 2004. Commencing in 2004, under the contract, Mr. Meyercord is entitled to a minimum annual base salary of $500,000 and certain other perquisites made generally available to our senior executive officers.

Aloysius T. Lawn, IV entered into a three-year employment agreement effective as of July 30, 2004. Under the contract, Mr. Lawn is entitled to a minimum annual base salary of $275,000 and certain other perquisites made generally available to our senior executive officers.

Warren Brasselle entered into a three-year employment agreement effective as of July 30, 2004. Under the contract, Mr. Brasselle is entitled to a minimum annual base salary of $250,000 and certain other perquisites made generally available to our senior executive officers.

Timothy Leonard entered into a three-year employment agreement effective as of March 15, 2005. Under the contract, Mr. Leonard is entitled to a minimum annual base salary of $250,000 and certain other perquisites made generally available to our senior executive officers.

Jeffrey Earhart entered into a three-year employment agreement effective as of July 30, 2004. Under the contract, Mr. Earhart is entitled to a minimum annual base salary of $250,000 and certain other perquisites made generally available to our senior executive officers.

David G. Zahka entered into a three-year employment agreement effective as of July 30, 2004. Under the contract, Mr. Zahka is entitled to a minimum annual base salary of $250,000 and certain other perquisites made generally available to our senior executive officers.

Each of the employment agreements for Messrs. Meyercord, Lawn, Brasselle, Leonard, Earhart and Zahka provides for immediate vesting of options in event of a "change of control" (as defined in the agreements) of us and provides for severance benefits in the event employment is terminated by us without cause prior to the end of the term and for a certain period beyond the end of the term in the event of a "change of control." The severance benefits in the event employment is terminated by us without cause prior to the end of the term are generally the payment of an amount equal to one year's (two year’s in the case of Mr. Meyercord) base salary plus all bonus amounts due such executive at the time of termination, as well as the continuation of various employee benefits for one year (two years in the case of Mr. Meyercord). The severance benefits in the event employment is terminated for a certain period beyond the end of the term in the event of a "change of control" are generally the payment of an amount equal to one year's (two year’s in the case of Mr. Meyercord) base salary plus all the average annual incentive bonus earned by the executive in the preceding four years, as well as the continuation of various employee benefits for one year (two years in the case of Mr. Meyercord).

Each of the above-described agreements requires the executive to maintain the confidentiality of our information and assign any inventions to us. In addition, each of the executive officers has agreed that he will not compete with us by engaging in any capacity in any business that is competitive with our business during the term of his respective agreement and thereafter for specified periods.

Each of our executive officers is entitled to participate in our incentive plans and in annual bonus plans that may be established by our Board of Directors or the compensation committee thereof.

COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

None.

Compensation Committee Report on Executive Compensation

The Compensation Committee approves salaries and certain incentive compensation arrangements for management and key employees of the Company.

The principal elements of the Company’s compensation structure are described below:

Annual Salary. Minimum annual base salaries for executive officers of the Company have been established pursuant to employment contracts negotiated with each of our executive officers. Increases above such minimum base salaries may be granted in the discretion of the Compensation Committee based on its subjective assessment of individual performance. The Company believes that such employment contracts help to attract and retain qualified individuals. In addition, the employment agreements include confidentiality and non-compete agreements by the officers. See EXECUTIVE COMPENSATION - “Employment Contracts.”

Annual Bonuses. For 2004, the Board approved an annual bonus program for the executive officers and certain other employees of the Company to provide further incentive to achieve the Company’s 2004 performance goals. Bonus targets for the program were 50% of base salary for the CEO and President and 40% of base salary for the balance of the executive officers. Awards under this program were based upon achieving the Company's operating plan, with the opportunity for leverage of the bonus targets based upon surpassing such plan. The Compensation Committee of the Board reviewed the Company's performance in 2004 against the criteria that had been established under the program and, at the Compensation Committee’s recommendation, the Board subsequently approved bonuses for the Company's executive officers as set forth in the annual bonus program, which awards to the persons named in the Summary Compensation Table, above, are reflected therein under the “Bonus” column.

In connection with the transition of Mr. Battista's duties as Chief Executive Officer to Mr. Meyercord, the Board approved a bonus program for Mr. Battista for 2004 to provide him with further incentive to achieve our performance goals in 2004. Mr. Battista's bonus target was 100% of base salary and was based upon achieving our operating plan, with the opportunity for leverage of the bonus targets based upon surpassing such plan. In addition, Mr. Battista could earn an additional bonus of up to $500,000, based upon his meeting certain subjective measures established and as determined by the Board.

In addition, the Board adopted an incentive compensation plan for a limited number of employees, including executive officers of the Company other than the Executive Chairman of the Board and the CEO. Under this plan, the participating employees were organized in groups on a cross-functional basis and charged with the responsibility for improving and monitoring the following operational areas: customer satisfaction, general and administrative expenses/capital budget, sales and marketing, credit quality, gross margin, and facilities-based provisioning. Incentive compensation under this plan was based upon the Company's achieving certain operational performance measures established by the Board when it adopted the plan. Maximum compensation per employee for each cross-function team was $4,000 per six-month period, with an aggregate six-month cap of $8,000. The incentive compensation awards under this plan to the persons named in the Summary Compensation Table, above, are reflected therein under the “Bonus” column in our Annual report on Form 10-K for the year ended December 31, 2004, as amended.

Long Term Incentive Compensation. Our long term incentive compensation is currently comprised of stock options granted to employees. We believe that stock options are an effective tool for directly linking the financial interests of executive officers and key employees with those of our stockholders and for recruiting and retaining high quality management personnel. Stock options are intended to focus the efforts of executive officers and key employees on performance that will increase our value for all of our stockholders. No stock options were granted to any of the executive officers named in the Summary Compensation Table above in 2004.

Future option grants or other stock or incentive awards will be made in the discretion of the Compensation Committee, including in connection with the negotiation of individual employment arrangements.

Chief Executive Officer’s 2004 Compensation. Mr. Meyercord’s base salary of $500,000 in 2004 was established pursuant to the terms of his negotiated employment agreement that was effective as of January 1, 2004. The Compensation Committee determined that the Company’s performance satisfied the criteria it had established under the 2004 annual bonus program described above and qualified Mr. Meyercord for a bonus of $310,000 for 2004.

Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest-paid executive officers to the extent that any such individual’s compensation exceeds $1 million, subject to certain exceptions, including one for “performance-based compensation.” Generally, the Compensation Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the Compensation Committee believes that there may be circumstances where it is appropriate to provide compensation that is not fully deductible because such compensation is more consistent with the Company’s executive compensation program.

                        THE COMPENSATION COMMITTEE

                        Ronald R. Thoma
                        Mark S. Fowler

PERFORMANCE GRAPH

The following graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the Company’s common stock compared to the cumulative total return of the S&P MidCap 400 Index and the S&P 500 Integrated Telecommunications Index for the period from December 31, 1999, through December 31, 2004. The comparison assumes that $100 was invested on December 31, 1999 in the Company’s common stock and each of the indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future performance.

	DEC. 31, 1999	DEC. 29, 2000	DEC. 31, 2001	DEC. 31, 2002	DEC. 31 2003	DEC. 31 2004

Talk America Holdings, Inc..…….	$100	$8	$2	$11	$22	$12
S&P MidCap 400 Index...	$100	$116	$114	$97	$130	$149
S&P 500 Integrated Telecommunications Index…	$100	$68	$52	$33	$34	$20

PROPOSAL 2: RATIFICATION OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP as independent auditors of the Company for the current fiscal year. This firm has served as the Company’s independent auditors since 2000 and has no direct or indirect financial interest in the Company.

Although not legally required to do so, the Audit Committee and the Board are submitting the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for ratification by the stockholders at the Annual Meeting. If a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is not voted for such ratification (which is not expected), the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if she or he desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from stockholders.

    The Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company.

During the Company’s fiscal years ended December 31, 2004 and 2003, PricewaterhouseCoopers LLP provided services to the Company in the following categories and amounts:

Description       2004           2003

Audit Fees                                                                     $ 960,000                          $ 358,600
Audit-Related Fees     $ 0                                     $ 0
Tax Fees                                                                         $ 8,696                               $ 2,440
All Other Fees                                                               $ 1,500                               $ 6,580

In the above table, “audit fees” are fees we paid to PricewaterhouseCoopers LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit related fees” are fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees;” “tax fees” are fees billed by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning services; and “all other fees” are fees billed by PricewaterhouseCoopers LLP to us for any services not included in the first three categories, including the annual subscription fee for an online information service.

The Audit Committee has determined that the services provided by PricewaterhouseCoopers LLP to us that were not related to its audit of our financial statements were at all relevant times compatible with that firm's independence and approved all such services.

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee may delegate pre-approval of audit and non-audit services to a subcommittee of the Audit Committee, provided that any decisions made by such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

In 2004, the Audit Committee pre-approved 100% of the services provided by our independent auditors.

PROPOSAL 3: APPROVAL OF THE 2005 INCENTIVE PLAN

On June 27, 2005, the Compensation Committee of the Company’s Board approved and recommended to the Board, and the Company’s Board approved, subject to stockholder approval at the Annual Meeting, the Talk America Holdings, Inc. 2005 Incentive Plan (the “2005 Incentive Plan”). The Compensation Committee reviewed the Company’s current 1998 Long Term Incentive Plan, 2000 Long Term Incentive Plan, 2001 Non-Officer Long Term Incentive Plan and 2003 Long Term Incentive Plan (which we refer to collectively as the “Existing Plans”) and, based on this review, determined that an insufficient number of shares are available under these plans to enable us to provide future grants of stock options and other awards to our employees, officers, directors and consultants, including to employees of companies that we may acquire. In establishing the number of shares to be available for grant of awards under the 2005 Incentive Plan, the Compensation Committee considered the number of shares currently subject to outstanding options and remaining available for future grants under the Existing Plans as well as the Company’s anticipated issuance in the third quarter of 2005 of 1,800,000 shares upon consummation of the Company’s acquisition of LDMI Telecommunications, Inc.

The following table shows, as of December 31, 2004, the number of options outstanding, the weighted average exercise price of such options and the number of shares available for award under the Existing Plans and does not reflect the exercise or issuance of options in 2005. To date, the awards under the Existing Plans have been limited to awards of options.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)

Equity compensation plans approved by security holders	2,620,093	$7.35	459,429
Equity compensation plans not approved by security holders (2)	2,261,751	$9.64	219,155
Total	4,881,844	$8.41	678,584
______________
(1)     1998 Long Term Incentive Plan, 2000 Long Term Incentive Plan and 2003 Long Term Incentive Plan.

(2)     These shares are primarily under our 2001 Non-Officer Long Term Incentive Plan, pursuant to which up to 1,666,666 shares of our common stock may be issued to our non-executive employees in the form of options, rights, restricted stock and incentive shares. The balance of these shares include shares issuable on exercise of certain options granted to non-executive employees and granted to executive officers in connection with their initial employment and without shareholder approval as permitted by the rules of Nasdaq.

      Under our Existing Plans, if any shares subject to a previous award are forfeited, or if any award is terminated without issuance of shares or satisfied with other consideration, the shares subject to such award shall again be available for future grants.

      As of June 15, 2005, there were Company options outstanding to purchase a total of 4,088,626 shares and a total of 446,898 shares available for awards under the Existing Plans.

      The Board believes that by allowing us to continue to offer our employees long-term, performance-based compensation through the 2005 Incentive Plan, we will continue to be able to attract, motivate and retain experienced and highly qualified employees who will contribute to our financial success.

      The 2005 Incentive Plan provides for the granting of stock options, stock awards, stock appreciation rights, performance-contingent awards and other equity-based awards to our employees. The 2005 Incentive Plan does not permit the repricing of options or the granting of discounted options, and does not contain an evergreen provision.

      The 2005 Incentive Plan also will provide the flexibility to grant equity-based awards to our non-employee Directors.

      The 2005 Incentive Plan will become effective as of the date it is approved by our stockholders.

      The following is a brief description of the 2005 Incentive Plan. The full text of this Plan is attached as Annex A to this Proxy Statement, and the following description is qualified in its entirety by reference to this Annex.

       It is the judgment of the Board of Directors that approval of the 2005 Incentive Plan is in the best interests of the Company and our stockholders.

Administration and Duration of the 2005 Incentive Plan

The 2005 Incentive Plan will be administered by a committee (the “Committee”) of the Board, which initially will be the Compensation Committee (the Board will administer the 2005 Incentive Plan as to non-employee Directors). This Committee has the authority (i) to select employees to whom awards are granted, (ii) to determine the size and types of awards granted, (iii) to determine the terms and conditions of such awards in a manner consistent with the 2005 Incentive Plan (discussed below), (iv) to interpret the 2005 Incentive Plan and any instrument or agreement entered into under the 2005 Incentive Plan, (v) to establish such rules and regulations relating to the administration of the 2005 Incentive Plan as it deems appropriate and (vi) to make all other determinations that may be necessary or advisable for the administration of the 2005 Incentive Plan. The Committee may amend the terms of any award, provided that such amendment or substitution may not impair the rights of any participant with respect to any outstanding award without his consent.

Unless earlier terminated by the Board, the 2005 Incentive Plan will terminate on July 25, 2015; termination of the 2005 Incentive Plan will not, however, affect the validity of any then outstanding award.

Shares Subject to 2005 Incentive Plan

Subject to adjustment as described below, 2,000,000 shares of the Company's common stock shall be available for grant of stock option and other stock awards under the 2005 Incentive Plan. We have designed the plan to allow for flexibility. Therefore, in addition to the stated maximum awards described above, the 2005 Incentive Plan provides that awards other than stock options and stock appreciation rights will be counted against the 2005 Incentive Plan maximum in a 2-to-1 ratio. For example, if we issue 100 performance shares, we would reduce the Plan maximum by 200 shares. The maximum number of shares with respect to which an individual may be granted awards under the 2005 Incentive Plan during any calendar year is 750,000 shares, subject to adjustment as discussed under “Certain Adjustments,” below. The shares to be delivered under the 2005 Incentive Plan will be made available from authorized but unissued shares of our common stock, from treasury shares, or from shares purchased in the open market or otherwise.

If any shares subject to any award are forfeited, or if any award is terminated without issuance of shares or is satisfied with other consideration, the shares subject to such award shall again be available for future grants. Further, awards granted under the 2005 Incentive Plan in substitution for awards previously made by companies or businesses that we may acquire will not be counted toward the share limit unless otherwise provided by the Committee.

The closing sale price of the Company’s common stock on the NASDAQ National Market on June 15, 2005 was $9.77.

Eligibility

All employees of the Company and its subsidiaries, all non-employee directors of the Company and consultants and independent contractors to the Company or its subsidiaries are eligible to participate in the new 2005 Incentive Plan. From time to time, the Committee or, as to non-employee Directors, the Board, will determine who will be granted awards, and the number of shares subject to such grants.

Since the number and identity of employees to whom awards may be granted under the new 2005 Incentive Plan and the form of such awards are at the discretion of the Committee, it is not possible at this time to predict precisely the number or identity of the individuals to whom awards may be granted in the future or the type or size of such awards. It is expected, however, that the individuals receiving awards will include officers named in the Summary Compensation table above under the heading "EXECUTIVE COMPENSATION," other executive officers of the Company and directors of the Company. As discussed above under “Shares Subject to 2005 Incentive Plan,” the maximum number of shares of Company common stock that may be awarded to any employee under the 2005 Incentive Plan during any calendar year is limited. As of June 15, 2005, there were approximately 740 of the Company’s employees, officers and directors eligible to participate in the 2005 Incentive Plan.

Types of Awards

The 2005 Incentive Plan authorizes the granting of awards of the following:

•
options to purchase shares of our common stock, including options designated as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options not so designated, or nonstatutory stock options;

•
stock appreciation rights, or SARs, which may be granted alone or in conjunction with any other award under the 2005 Incentive Plan and give the holder the right to receive the excess of the fair market value of the shares of common stock for which the right is exercised (calculated as of the exercise date) over either the exercise price per share of the related option or, if none, over the fair market value of such number of shares on the date the SAR was granted (hereinafter, the “exercise price”) or such amount in excess of such fair market value as may be specified by the Committee;

•
restricted stock, which are shares of our common stock subject to restrictions on transferability and subject to forfeiture and such other terms and conditions as may be set by the Committee, which terms and conditions may provide, in the discretion of the Committee, for the vesting of the restricted stock to be contingent upon the achievement of one or more performance goals, as described below;

•
restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property) in the future, subject to such terms and conditions as the Committee may specify, including terms that condition the issuance of shares (or cash or other property) upon the achievement of one or more performance goals, as described below; unlike restricted stock awards, as discussed above, shares of common stock are not issued immediately upon the restricted stock unit award, but instead are issued upon the satisfaction of such terms and conditions as the Committee may specify, including the achievement of one or more performance goals; and

•
performance awards, which are payable in cash, stock, other property or any combination thereof upon the attainment of one or more specified performance goals, as described below; the maximum cash amount payable to an employee pursuant to all performance awards granted to such employee under the Plan during a calendar year is $2,500,000.

Dividends or interest or their equivalent also may, at the Committee’s discretion, be paid or credited in connection with any award, which payments may be either made currently or credited to an account established for the participant, and may be settled in cash or shares.

Stock Options

The purchase price per share under any option will be determined by the Committee, provided that it shall not be less than 100% of the fair market value of a share on the date of grant of the option, nor less than the par value of a share.

The term of each option shall be fixed by the Committee, provided that no option shall have a term extending beyond ten years (five years in the case of ISOs granted to ten-percent stockholders) from the date the option is granted. Options are exercisable during their term as provided by the Committee. Options shall be exercised by payment of the purchase price, either in cash, in shares valued at the fair market value on the date the option is exercised, or in any combination thereof, provided, that, if the Committee so provides, an option may be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes in full and such other documents as the Committee shall determine.

The 2005 Incentive Plan allows the Committee to make unvested stock options immediately exercisable upon a change of control or in its discretion.

Stock Appreciation Rights

An SAR may be granted either alone or in conjunction with any other award under the 2005 Incentive Plan. SARs related to any option (i) may be granted at the time such option is granted or by subsequent amendment to such outstanding option, and (ii), if such option is an ISO, may be exercised only when and to the extent the related option is exercisable. Payment by the Company upon exercise of an SAR may be made in cash or shares, or any combination thereof, as the Committee shall determine.

The term of an SAR shall be determined by the Committee, provided that the SAR shall expire no later than ten years from the date of grant or, in the case of an SAR related to an option, the expiration of the related option.

Performance Goals

The terms and conditions of any award under the 2005 Incentive Plan may provide for the grant, vesting or payment of the award to be contingent upon the achievement of one or more specified performance goals established by the Committee. The performance goals for awards granted under the 2005 Incentive Plan may be based on one or more of the following business criteria: satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics and achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share; economic value added, expenses, cost reductions, improvement of financial ratings, internal rate of return, market share, net asset value, net income, net operating gross margin, net operating profit after taxes (“NOPAT”), net sales growth, NOPAT growth, operating income, operating margin, comparisons to the performance of other companies, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the Company’s cost of capital), revenues, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions, working capital, or any other objective goals established by the Committee.

The performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated, or other market or performance indices, may be particular to a person or the department, branch, subsidiary, unit, team or division in which the person works, or may be based on the performance of the Company, one or more subsidiaries of the Company or the Company and one or more of its subsidiaries, and may cover such period as may be specified by the Committee.

Assignability of Awards

An award and the shares subject to an award may not be assigned, transferred, pledged or otherwise encumbered by a participant except as may be approved by the Committee in the award.

Certain Adjustments

In the event of any change in the number or kind of outstanding shares of common stock of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations:

•	in the number and kind of shares for which any options or awards may thereafter be granted, both in the aggregate and as to each participant;

•	in the number and kind of securities subject to outstanding options and other awards;

•	in the option or exercise price of securities subject to outstanding options and other awards; and

    • other adjustments as the Committee deems appropriate.

Amendment and Termination

The Board may amend or terminate the Plan, but may not, without prior approval of our stockholders:

•
except as discussed under “Certain Adjustments,” above, increase the maximum number of shares of common stock that may be issued under the 2005 Incentive Plan or the number of shares of common stock that may be covered by awards granted to any one participant in a calendar year;

•	extend the term of the 2005 Incentive Plan or of options or stock appreciation rights granted under that Plan;

•	grant options with an exercise price below the fair market value of the common stock on the date of grant; or

•	take any other action that requires stockholder approval to comply with any tax or regulatory requirement.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain federal income tax aspects of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards granted under the 2005 Incentive Plan. State and local tax consequences may differ.

Incentive Stock Options. In general, an optionee is not required to recognize income at the time of the grant or exercise of an ISO. However, the difference between the exercise price and the fair market value of the stock on the exercise date is an adjustment item for purposes of the alternative minimum tax. If an optionee does not exercise an ISO within certain specified periods of time after termination of employment, the ISO is treated for federal income tax purposes in the same manner as a nonstatutory stock option, as described below.

Nonstatutory Stock Options. An optionee generally is not required to recognize income at the time of grant of a nonstatutory stock option. However, an optionee generally is required to recognize ordinary income on the date the nonstatutory stock option is exercised in an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price.

Stock Appreciation Rights. A grantee generally is not required to recognize income at the time of grant of an SAR. However, a grantee generally is required to recognize ordinary income on the date the SAR is exercised in an amount equal to the amount of cash and the fair market value of any shares received on exercise, plus the amount of taxes withheld from such amounts.

Restricted Stock Units and Performance Awards. A grantee generally is not required to recognize income on the grant of a restricted stock unit award or performance award. Instead, ordinary income generally is required to be recognized on the date of payment of such award in cash and/or shares of common stock. In general, the amount of ordinary income required to be recognized is the amount of cash and the fair market value of any shares of common stock received.

Restricted Stock. A grantee who is granted shares of restricted stock under the 2005 Incentive Plan is not required to recognize income with respect to the shares until the shares vest, unless the participant makes a special tax election to recognize income upon award of the shares. In either case, the amount of income required to be recognized equals the fair market value of the shares of common stock at the time income is recognized.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares acquired pursuant to awards under the 2005 Incentive Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, in the case of shares acquired pursuant to the exercise of ISOs, if certain holding period requirements are not satisfied at the time of a sale or exchange (a “disqualifying disposition”), an optionee may be required to recognize ordinary income upon such disposition.

Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an ISO. However, if an optionee is required to recognize income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of nonstatutory stock options (including an ISO that is treated as a nonstatutory stock option, as described above), SARs, restricted stock awards, restricted stock units awards and performance awards, the Company will be allowed a deduction at the same time and in the same amount as the optionee or grantee recognizes ordinary income.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly held corporation to certain executives to the extent it exceeds $1 million for the taxable year. The 2005 Incentive Plan has been designed to allow the grant of awards that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

New Tax Rules Affecting Nonqualified Deferred Compensation. Awards granted under the 2005 Incentive Plan could, depending upon their terms, be subject to new federal income tax rules that apply to “nonqualified deferred compensation plans” that were enacted as part of the American Jobs Creation Act of 2004 (the “Act”), and which became effective on January 1, 2005. If an Award were to be subject to the new rules but failed to comply with them, the holder of the Award could suffer adverse tax consequences, including the accelerated recognition of income with respect to the Award and a penalty tax of 20 percent of the amount of income so recognized. The 2005 Long Term Incentive Plan is designed to allow, but does not require, the grant of Awards that are exempt from coverage by the new nonqualified deferred compensation rules.

Vote Required for Approval of Adoption of the 2005 Incentive Plan

The Company is submitting the new 2005 Incentive Plan to its stockholders for approval as required by NASD rules governing Nasdaq-traded issuers. Under these rules, the affirmative vote of the holders of a majority of the total votes cast at the Annual Meeting in respect of the proposal is required to ratify the adoption of the 2005 Incentive Plan.

The Board of Directors recommends a vote FOR the proposal to approve the 2005 Incentive Plan.

OTHER BUSINESS

The Company does not presently know of any matters that will be presented for action at the Annual Meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

ANNUAL REPORTS

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, IS ENCLOSED WITH THIS PROXY STATEMENT. THE COMPANY ALSO HAS FILED THIS REPORT WITH THE SEC, AND COPIES OF OUR ANNUAL REPORT ON FORMS 10-K, AS WELL AS QUARTERLY REPORTS ON FORM 10-Q, CURRENT REPORTS ON FORM 8-K, AND AMENDMENTS TO THOSE REPORTS ARE AVAILABLE, WITHOUT CHARGE, ON OUR WEBSITE, WWW.TALKAMERICA.COM, AS SOON AS REASONABLY PRACTICABLE AFTER THEY ARE FILED WITH THE SEC. COPIES ARE ALSO AVAILABLE, WITHOUT CHARGE, FROM THE COMPANY. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO INVESTOR RELATIONS, TALK AMERICA HOLDINGS, INC., 6805 ROUTE 202, NEW HOPE, PENNSYLVANIA 18938.

2006 ANNUAL MEETING OF STOCKHOLDERS

In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the annual meeting of stockholders in 2006 must submit it so it will be received by the Company by March 1, 2006, unless the Company changes the date of next year’s annual meeting by more than 30 days from this year’s, in which case the proposal must be submitted at a reasonable time before the Company begins to print and mail its proxy materials. Any stockholder proposals for the 2006 annual meeting of stockholders that are submitted outside the processes of SEC Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely if not received by the Company within a reasonable time prior to its printing its proxy materials in 2006. In addition, any stockholder proposal for next year’s annual meeting submitted after May 17, 2006, or, if the Company changes the date of the 2006 annual meeting by more than 30 days from this year’s, after a reasonable time before the Company mails its proxy materials for next year’s annual meeting, will not be considered filed on a timely basis with the Company under SEC Rule 14a-4(c)(1). For proposals that are not filed on such a timely basis, the Company retains discretion to vote proxies it receives. For proposals that are filed on such a timely basis, the Company retains discretion to vote proxies it receives provided 1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and 2) the proponent does not issue a proxy statement.

                By Order of the Board of Directors
                                                                                                                                                /s/ Aloysius T. Lawn, IV
                Aloysius T. Lawn, IV, Secretary

New Hope, Pennsylvania
June 28, 2005

ANNEX A

TALK AMERICA HOLDINGS, INC. 2005 INCENTIVE PLAN

1.  Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1  “Agreement” means a written agreement or other document evidencing an Award, which shall be in such form as may be specified by the Committee and may, but need not be, signed by a Participant, as determined by the Committee in its discretion.

1.2  “Award” means a grant pursuant to the provisions of this Plan of an Option, Right, Restricted Stock, Restricted Stock Unit or Performance Award.

1.3  “Board” means the Board of Directors of the Company.

1.4  “Code” means the Internal Revenue Code of 1986, as amended.

1.5  “Committee” means the committee(s), subcommittee(s), or person(s) the Board appoints to administer this Plan or to make or administer specific Awards hereunder. If no appointment is in effect at any time, “Committee” means the Compensation Committee of the Board. Notwithstanding the foregoing, “Committee” means the Board for purposes of granting Awards to Non-Employee Directors and administering this Plan with respect to those Awards, unless the Board determines otherwise.

1.6  “Common Stock” means the common stock, par value $.01 per share, of the Company.

1.7  “Company” means Talk America Holdings, Inc. and any successor thereto

1.8  “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option or Right in accordance with the terms of Section 8.1.

1.9  “Date of Grant” means the date on which an Award is granted under this Plan.

1.10  “Effective Date” shall mean July 25, 2005, the date this Plan is effective.

1.11  “ Eligible Person” means any person who is an Employee, hired to be an Employee, a Non-Employee Director, or a consultant or independent contractor to the Company or a Subsidiary.

1.12  “Employee” means any person determined by the Committee to be an employee of the Company or a Subsidiary.

1.13  “Fair Market Value” as of any date means an amount equal to the last sale price for a Share on the Nasdaq National Market, or such securities exchange or other automated dealer quotation system that is the principal market for the Common Stock, as reported for such date by such source as the Committee may select, or, if such price quotations of the Common Stock are not then reported, then the fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

1.14  “Incentive Stock Option” means an Option granted under this Plan that the Company designates as an incentive stock option under Section 422 of the Code.

1.15  “Non-Employee Director” means any member of the Board who is not an Employee.

1.16  “Nonstatutory Stock Option” means an Option granted under this Plan that is not an Incentive Stock Option or an Incentive Stock Option that has ceased to satisfy the requirements for treatment as an “incentive stock option” under Section 422 of the Code.

1.17   “Option” means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6.

1.18  “Option Period” means, with respect to an Option, the period during which such Option may be exercised.

1.19  “Option Price” means, with respect to an Option, the price per Share at which such option may be exercised. Subject to the terms of the Plan, the Option Price shall be determined by the Committee; provided, however, that in no event shall the Option Price be less than the greater of 100% of the Fair Market Value as of the Date of Grant and the par value of the Common Stock, and provided further that the Option Price, in the case of an Incentive Stock Option granted to an Employee who, on the Date of Grant is a Ten-Percent Stockholder, shall not be less than one hundred and ten percent (110%) of the Fair Market Value on the Date of Grant.

1.20  “Participant” means an Eligible Person to whom an Award has been granted hereunder.

1.21  “Performance Award” means a performance award granted under this Plan in accordance with the terms of Section 11.

1.22  “Performance Goals” means performance goals established by the Committee, which may be based on satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics and achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share; economic value added, expenses, cost reductions, improvement of financial ratings, internal rate of return, market share, net asset value, net income, net operating gross margin, net operating profit after taxes (“NOPAT”), net sales growth, NOPAT growth, operating income, operating margin, comparisons to the performance of other companies, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the Company’s cost of capital), revenues, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions, working capital, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance standards may be particular to an Eligible Person or the department, unit, team, branch, Subsidiary or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Subsidiaries or the Company and one or more Subsidiaries, and may cover such period as may be specified by the Committee.

1.23  “Plan” means the Talk America Holdings, Inc. 2005 Incentive Plan, as amended from time to time.

1.24  “Related Option” means an Option in connection with which, or by amendment to which, a Right is granted.

1.25  “Related Right” means a Right granted in connection with, or by amendment to, an Option.

1.26  “Restricted Stock” means Shares granted under the Plan pursuant to the provisions of Section 9.

1.27  “Restricted Stock Units” means an award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to the provisions of Section 10.

1.28  “Right” means a stock appreciation right granted under the Plan in accordance with the terms of Section 7.

1.29  “Right Period” means, as to any Right, the period during which such Right may be exercised.

1.30  “Section 422 Employee” means an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

1.31  “Share” means a share of Common Stock.

1.32  “Subsidiary” means a corporation, partnership, business trust, limited liability company or other form of business organization at least 50% of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or through one or more other Subsidiaries.

1.33  “Ten-Percent Stockholder” means a Section 422 Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

Unless the context expressly requires the contrary, references in this Plan to (a) the term “Section” refers to the sections of this Plan, and (b) the word “including” means “including (without limitation).”

2.  Purpose. This Plan is intended to assist the Company and its Subsidiaries in attracting and retaining Eligible Persons of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

3.  Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Eligible Persons to whom Awards shall be granted, the terms (which terms need not be identical) of all Awards, including the Option Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonstatutory Stock Option, any exceptions to non-transferability, any Performance Goals applicable to Awards, any provisions relating to vesting, any circumstances in which the Options would terminate, the period during which Options and Rights may be exercised, and the period during which Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of this Plan, the Committee shall have plenary authority to interpret this Plan and any Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of this Plan and Awards granted hereunder. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final.

4.  Eligibility. Awards may be granted only to Eligible Persons, provided that Incentive Stock Options may only be granted to Eligible Persons who are Section 422 Employees. An Eligible Person who has been granted an Award may be granted additional Awards of the same kind or any other kinds hereunder.

5.  Stock Subject to Plan.

5.1  Subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued under this Plan is 2,000,000 Shares, plus the number of Shares, if any, delivered to the Company as payment of the Option Price of Options. Shares issued under this Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions, or otherwise. The number of Shares authorized for issuance under this Plan shall be decreased by two Shares for each Share issued pursuant to Awards that are not Options or Rights (any Awards that are not Options or Rights being “Full Value Awards”).

5.2  Subject to adjustment as provided in Section 13, the maximum number of Shares with respect to which an Employee may be granted Awards under this Plan during any calendar year is 750,000 Shares. The maximum number of Shares with respect to which an Employee has been granted Awards shall be determined in accordance with Section 162(m) of the Code.

5.3  If shares of Restricted Stock are forfeited, or if an Award otherwise terminates, expires or is surrendered or settled without all or a portion of the Shares covered by the Award being issued (including Shares not issued in order to satisfy withholding taxes), the forfeited or unissued Shares under the terminated, expired, surrendered or settled Award shall again be available for the grant of Awards under this Plan. In the case of Full Value Awards, the number of Shares that again become available for the grant of Awards under this Plan shall reflect the last sentence of Section 5.1, so that, by way of example, if ten shares of Restricted Stock are forfeited, twenty Shares shall again be available for the grant of Awards, subject to the last sentence of Section 5.1.

6.  Options.

6.1  Options granted under this Plan shall be either Incentive Stock Options or Nonstatutory Stock Options, as designated by the Committee, provided that Incentive Stock Options may only be granted to persons who are Section 422 Employees on the Date of Grant. Each Option granted under this Plan shall be identified either as a Nonstatutory Stock Option or an Incentive Stock Option and shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify. The Committee may, in its discretion, condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals.

6.2  The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to an Employee who on the Date of Grant is a Ten-Percent Stockholder) from its Date of Grant.

6.3  The Committee, in its discretion, may provide in an Agreement for the right of a Participant to surrender to the Company an Option (or a portion thereof) that has become exercisable and to receive upon such surrender, without any payment to the Company (other than required tax withholding amounts) that number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (i) the Fair Market Value on the date of surrender over (ii) the Option Price, plus an amount of cash equal to the Fair Market Value of any fractional Share to which the Participant would be entitled but for the parenthetical above relating to whole number of Shares. Any such surrender shall be treated as the exercise of the Option (or portion thereof).

7.  Rights.

7.1  Rights granted under the Plan shall be evidenced by an Agreement specifying the terms and conditions of the Award.

7.2  A Right may be granted under the Plan:

(a) in connection with, and at the same time as, the grant of an Option under the Plan;
(b) by amendment of an outstanding Option granted under the Plan; or
(c) independently of any Option granted under the Plan.

7.3  A Right granted under Section 7.2(a) or Section 7.2(b) of this Plan is a Related Right. A Related Right may, in the Board’s or Committee’s discretion, apply to all or any portion of the Shares subject to the Related Option.

7.4  A Right may be exercised in whole or in part as provided in the applicable Agreement, and, subject to the terms of the Agreement, entitles a Participant to receive, without payment to the Company (but subject to required tax withholding), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having an aggregate Fair Market Value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value on the Date of Exercise of the Right over (ii) either (A) the Fair Market Value on the Date of Grant (or such amount in excess of such Fair Market Value as may be specified by the Committee) of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right.

7.5  The Right Period shall be determined by the Committee and specifically set forth in the Agreement, provided that (a) a Right will expire no later than the earlier of (1) ten years from the Date of Grant, or (2) in the case of a Related Right, the expiration of the Related Option; and (b) a Right that is a Related Right to an Incentive Stock Option may be exercised only when and to the extent the Related Option is exercisable.

7.6  The exercise, in whole or in part, of a Related Right shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option shall cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Option is exercised.

8.  Exercise of Options and Rights. An Option or Right may, subject to the terms of the applicable Agreement evidencing the Award, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (a) a full payment for the Shares with respect to which the Option is exercised or (b) irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option. To the extent provided in the applicable Agreement, payment may be made in whole or in part by delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an option or other award granted hereunder or under any other compensation plan maintained by the Company or any Subsidiary, have been held by the Participant for such period, if any, as the Committee may specify) valued at Fair Market Value on the Date of Exercise.

9.  Restricted Stock Awards.

9.1  Restricted Stock granted under this Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as may be determined by the Committee. Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals.

9.2  Each grant of Restricted Stock under this Plan shall be evidenced by an Agreement specifying the terms and conditions of the Award. Each Agreement evidencing an Award of Restricted Stock shall contain the following:

(a) a requirement that each certificate representing Shares of Restricted Stock shall be deposited with the Company, or its designee, and shall bear the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the Talk America Holdings, Inc. 2005 Incentive Plan, and an Agreement entered into between the registered owner and Talk America Holdings, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of the above-referenced 2005 Incentive Plan and Agreement, a copy of each of which is on file in the office of the Secretary of Talk America Holdings, Inc.”; and

(b) the terms and conditions upon which any restrictions applicable to shares of Restricted Stock shall lapse and new certificates free of the foregoing legend shall be issued to the Participant or his or her legal representative.

9.3  The Committee may include in any Agreement evidencing a Restricted Stock Award a requirement that, in the event of a Participant’s termination of employment for any reason prior to the lapse of restrictions, all shares of Restricted Stock shall be forfeited by the Participant to the Company without payment of any consideration by the Company and neither the Participant nor any successors, heirs, assigns or personal representatives of the Participant shall thereafter have any further rights or interest in the Shares or certificates.

10.  Restricted Stock Unit Awards. Each grant of Restricted Stock Units under this Plan shall be evidenced by an Agreement that: (a) provides for the issuance of Shares to a Participant at such time(s) as the Committee may specify and (b) contains such other terms and conditions as the Committee may specify, including terms that condition the issuance of Shares upon the achievement of one or more Performance Goals.

11.  Performance Awards. Each Performance Award granted under this Plan shall (a) provide for the payment of cash, Shares, other property or any combination thereof contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, and (b) be subject to such other terms and conditions as the Committee may specify. The Performance Goals to be achieved for each period and the amount of the Award to be distributed shall be conclusively determined by the Committee. For purposes of Section 5.2, a Performance Award shall be deemed to cover a number of Shares equal to the maximum number of Shares that may be issued upon payment of the Award if the terms of the Award provide for payment in the form of Shares. The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a calendar year is $2,500,000.

12.  Dividends and Dividend Equivalents. The terms of an Award may, subject to such terms and conditions as the Committee may specify, provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares covered by the Award, which payments may be either made currently or credited to an account established for the Participant, and may be settled in cash or Shares, as determined by the Committee.

13.  Capital Events and Adjustments.

13.1  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number and further provided that in no event may any change be made to an Incentive Stock Option that would constitute a modification within the meaning of Section 424(h)(3) of the Code.

13.2  Any provision of this Plan or any Agreement to the contrary notwithstanding, in the event of a merger or consolidation to which the Company is a party, the Committee shall take such actions, if any, as it deems necessary or appropriate to prevent the enlargement or diminishment of Participants’ rights under this Plan and Awards granted hereunder, and may, in its discretion, cause any Award granted hereunder to be canceled in consideration of a cash payment equal to the fair value of the canceled Award, as determined by the Committee in its discretion. Unless the Committee determines otherwise, the fair value of an Option shall be deemed to be equal to the product of (a) the number of shares the Option covers (and has not previously been exercised) and (b) the excess, if any, of the Fair Market Value of a Share as of the date of cancellation over the Option Price of the Option.

14.  Termination or Amendment. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (a) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, (b) the consent of the affected Participant, if such action would materially impair the rights of such Participant under any outstanding Award or (c) approval of the Company’s stockholders (by such vote thereof as may be required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any) with respect to any alteration or amendment to the Plan, except amendments and alterations pursuant to Section 13.1, that increases the maximum number of shares of Common Stock that may be issued under the Plan or the number of shares of such stock that may be covered by Awards granted to any one Participant during a calendar year, extends the term of the Plan or of Options or Rights granted thereunder, changes the eligibility criteria in Section 4, or reduces the Option Price below that now provided for in the Plan.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall (a) materially impair the rights of any Participant without his or her consent or (b) reduce the exercise price of outstanding Options or Rights or cancel or amend outstanding Options or Rights for the purpose of repricing, replacing or regranting such Options or Rights with an exercise price that is less than the exercise price of the original Options or Rights without stockholder approval. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 13.1 shall not be subject to these restrictions.

15.  Substitution. Anything contained herein to the contrary notwithstanding, Awards may, at the discretion of the Committee, be granted under this Plan in substitution for stock options and other awards covering capital stock of another corporation that is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Subsidiaries. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the Awards in substitution for which they are granted. Such substitute Awards granted hereunder shall not be counted toward the Share limit imposed by Section 5.1(b), except to the extent it is determined by the Committee that counting such Awards is required in order for Awards granted hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

16.  Effectiveness of this Plan. This Plan and any amendments hereto requiring stockholder approval pursuant to Section 14 are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board.

17.  Withholding. The Company’s obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Award granted hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, a Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (i) tendering a cash payment, (ii) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (iii) delivering to the Company already-owned and unencumbered Shares.

18.  Term of this Plan. Unless sooner terminated by the Board pursuant to Section 14, this Plan shall terminate on the tenth anniversary of the Effective Date, and no Awards may be granted or awarded after such date. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

19.  Indemnification of Committee. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

20.  General Provisions.

20.1  No person, including any Eligible Person, shall have any right to be selected to receive any Award grant under this Plan or, having been so selected, to be selected to receive any future Award grant, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan. Neither an Award nor any benefits arising out of this Plan shall constitute part of a Participant’s employment or service contract with the Company or any Subsidiary and, accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Company without giving rise to liability on the part of the Company or any Subsidiary for severance payments. The establishment of this Plan shall not confer upon any person, including any Eligible Person, any legal or equitable right against the Company, any Subsidiary, the Board or the Committee, except as expressly provided in this Plan. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have accepted an Agreement or other instrument evidencing the Award.

20.2  Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any person, including any Eligible Person and any Participant, any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate an Eligible Person’s or Participant’s employment or service at any time, with or without cause.

20.3  Neither the adoption of this Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Subsidiaries to issue, grant, or assume options, warrants, rights, or restricted stock, or other awards otherwise than under this Plan, or to adopt other stock option, restricted stock or other plans or to impose any requirement of stockholder approval upon the same.

20.4  The interests of any person, including any Eligible Person, under this Plan are not subject to the claims of creditors. No Award may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the person to whom the Award was granted, only by such person; provided that the Committee, in its sole discretion, may permit additional transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

20.5  This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware.

20.6  The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

20.7  The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under this Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.

20.8  To the extent that this Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

TALK AMERICA HOLDINGS, INC.
6805 Route 202
New Hope, Pennsylvania 18938

This Proxy Is Solicited On Behalf Of The Board Of Directors
For The Annual Meeting Of Stockholders On July 25, 2005

The undersigned holder of shares of Common Stock of Talk America Holdings, Inc. hereby appoints Edward B. Meyercord, III and Aloysius T. Lawn, IV, and each of them, with full power of substitution, as proxies to vote all shares owned by the undersigned at the Annual Meeting of Stockholders to be held on July 25, 2005, at 3:00 p.m., Eastern Time, at The Inn at Lambertville Station, 11 Bridge St., Lambertville, New Jersey 08530, and any adjournment or postponement thereof. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

Please mark, date and sign the proxy and return it promptly in the accompanying business reply envelope, which requires no postage if mailed in the United States. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

The shares represented by this Proxy, if signed and returned, will be voted as specified on the reverse side. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE FOR APPROVAL OF THE ELECTION OF THE DIRECTOR NOMINEES, MARK FOWLER AND ROBERT KORZENIEWSKI, FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 2005 (THE “AUDITOR PROPOSAL”), FOR APPROVAL OF THE 2005 INCENTIVE PLAN AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT.

IMPORTANT: PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF TWO DIRECTORS, FOR APPROVAL OF THE AUDITOR PROPOSAL AND FOR APPROVAL OF THE 2005 INCENTIVE PLAN.
(SEE REVERSE SIDE)

ITEM 1 Election of Directors

Mark Fowler              /__/  FOR the nominee       /__/  WITHOLD AUTHORITY to vote for nominee

Robert Korzeniewski    /__/  FOR the nominee       /__/  WITHOLD AUTHORITY to vote for nominee

ITEM 2

To Approve The Auditor Proposal     /__/  FOR        /__/  AGAINST    /__/  ABSTAIN

ITEM 3

To Approve The 2005 Incenmtive Plan        /__/  FOR        /__/  AGAINST    /__/  ABSTAIN

MARK HERE IF YOU PLAN TO ATTEND THE MEETING   /___/

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS APPEARING ON THIS SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM 1, ITEM 2 OR ITEM 3 THIS PROXY WILL BE VOTED “FOR” SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company’s Notice of Annual Meeting of Stockholders to be held on July 25, 2005 and the related proxy statement dated June 28, 2005 and Annual Report on Form 10-K for the fiscal year ended December 31, 2004, are hereby acknowledged.

PLEASE SIGN, DATE AND MAIL TODAY

Signature(s) of Stockholder(s)____________________________________________________________________________________________ Date _____________, 2005
Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, guardian, partner, or corporate officers, please give FULL title.